Exhibit 99

NEWS

ANADARKO ANNOUNCES FIRST-QUARTER RESULTS

HOUSTON, April 30, 2012 – Anadarko Petroleum Corporation (NYSE: APC) today announced first-quarter 2012 net income attributable to common stockholders of $2.156 billion, or $4.28 per share (diluted). These results include certain items typically excluded by the investment community in published estimates. In total, these items increased net income by approximately $1.681 billion, or $3.36 per share (diluted) on an after-tax basis.(1) Cash flow from operating activities in the first quarter of 2012 was $1.891 billion, and discretionary cash flow totaled $1.922 billion.(2)

FIRST-QUARTER 2012 HIGHLIGHTS

•	Delivered record daily sales volumes of 704,000 barrels of oil equivalent per day (BOE/d), including record liquids volumes of 301,000 barrels per day, comprised of approximately 75 percent crude oil
•	Announced positive resolution of the Algeria tax dispute
•	Achieved first oil at Caesar/Tonga and ramped production to more than 45,000 BOE/d
•	Announced deep-water drilling success in Mozambique, Ghana and the Gulf of Mexico
•	Completed successful drill-stem tests in Mozambique and Ghana

“Anadarko delivered record operating results, generated more than $130 million of free cash flow and successfully appraised discoveries in Mozambique, the Gulf of Mexico and Ghana during the first quarter of 2012,” said Anadarko Chairman and CEO Jim Hackett. “The operating results were highlighted by record sales volumes, a year-over-year increase of 27,000 barrels per day from our liquids-rich U.S. onshore growth properties, and the startup of oil production at Caesar/Tonga in the Gulf of Mexico. In addition, we resolved the Algeria tax dispute in a mutually beneficial manner that resulted in a $1.8 billion benefit in the first quarter, of which we expect to receive approximately $1 billion in cash during 2012 and the balance during the first half of 2013. The resolution also included amended contract terms, which are expected to result in approximately 1.6 million barrels of additional oil volumes during 2012. This is reflected in our increased sales-volumes guidance range of 258 to 262 million BOE, with no corresponding increase in capital.”

OPERATIONS SUMMARY

Sales volumes in the first quarter rose to 64 million BOE, or a record 704,000 BOE/d, averaging approximately 221,000 barrels of oil per day (BOPD), 80,000 barrels of natural gas liquids per day and 2.4 billion cubic feet of natural gas per day.

The company delivered a record 301,000 barrels of liquids per day, benefitting from a 50-percent year-over-year increase in liquids sales volumes from the five major liquids-rich plays highlighted during Anadarko’s March 13 Investor Conference (the Wattenberg, Eagleford, Permian, East Texas HZ and Greater Natural Buttes plays). The Wattenberg field in Colorado accounted for a significant portion of this growth, by ramping up year-over-year liquids sales volumes by approximately 12,000 barrels per day.

As referenced in the highlights, Anadarko achieved first production at the Caesar/Tonga mega project in the Gulf of Mexico in early March, and is currently producing more than 45,000 BOE/d from three wells. The partnership plans to drill a fourth well in the third quarter of this year. At Independence Hub, the Cheyenne East well was brought on line.

EXPLORATION SUMMARY

Anadarko and its partners drilled six successful deep-water exploration/appraisal wells during the first quarter of 2012. In West Africa, the Ntomme-2A and Enyenra-4A appraisal wells offshore Ghana encountered significant oil pay, enhancing the value and expanding the areal extent of the TEN (Tweneboa, Enyenra and Ntomme) complex. The company also successfully completed a drill-stem test at its Owo discovery well, which flowed at facility-constrained rates exceeding 20,000 BOPD from multiple zones. Offshore Sierra Leone, Anadarko and its partners encountered hydrocarbon pay at the Jupiter-1 prospect, and evaluation of the area is ongoing.

Offshore Mozambique in the Prosperidade complex, the company announced successful appraisal wells at Lagosta-2 and Lagosta-3 during the quarter. Anadarko and its partners also successfully conducted a drill-stem test at the Barquentine-2 well during the quarter and another at the Barquentine-1 well subsequent to quarter’s end. Both demonstrated outstanding reservoir characteristics, flowing at facility-constrained rates of approximately 100 million cubic feet per day (MMcf/d). The results of both drill-stem tests support well designs with potential flow rates of up to 200 MMcf/d. In April, following the successful Barquentine-4 appraisal well, Anadarko and its partners announced the completion of the appraisal drilling program in the complex. The company has now restarted its exploration program with the Golfinho prospect more than 15 miles northwest of Prosperidade.

In February, Anadarko announced that the Heidelberg-2 appraisal well in the Gulf of Mexico encountered more than 250 net feet of oil pay, and a recent down-dip sidetrack appraisal well at Heidelberg confirmed an extension of up to 1,500 acres in the field. Pre-FEED (front-end engineering and design) work has been initiated at Heidelberg to evaluate development solutions. The company also recently spud the Spartacus well that will target subsalt layers in the vicinity of Anadarko’s Lucius mega project, which is currently under development.

Earlier this month, Anadarko announced encouraging results from its exploration drilling program in the Utica Shale play of eastern Ohio. The company plans to continue evaluating the liquids-rich potential of its 390,000-acre (gross) position in the Utica throughout 2012.

FINANCIAL SUMMARY

Anadarko ended the first quarter of 2012 with approximately $3.0 billion of cash on hand, and generated approximately $132 million of free cash flow(2) during the first quarter, which includes the impact of $98 million of capital expenditures incurred by Western Gas Partners, LP (NYSE: WES). Anadarko retired approximately $131 million of 6.125 percent senior notes due in 2012, and reduced its net-debt-to-capital ratio (2) to 38 percent, compared to 41 percent at year-end 2011. Also, Moody’s Investors Service returned Anadarko’s senior unsecured rating to investment grade at Baa3, with a stable outlook. In addition, the company recently closed the divestiture of its South Texas assets, as well as finalized a $400 million joint-venture agreement at its enhanced oil recovery development in the Salt Creek field in Wyoming.

As described in the items affecting comparability on page 5 of the release, the company recorded an additional non-cash charge of $275 million related to the Tronox Adversary Proceeding. Also included in the items affecting comparability is the $1.8 billion benefit associated with the resolution of the Algeria tax dispute.

OPERATIONS REPORT

For more details on Anadarko’s operations, please refer to the comprehensive report on first-quarter 2012 activity. The report is available at www.anadarko.com on the Investor Relations page.

CONFERENCE CALL TOMORROW AT 9 A.M. CDT, 10 A.M. EDT

Anadarko will host a conference call on Tuesday, May 1, at 9 a.m. Central Daylight Time (10 a.m. Eastern Daylight Time) to discuss first-quarter results, current operations and the company’s outlook for the remainder of 2012. The dial-in number is 888.680.0890 in the United States or 617.213.4857 internationally. The confirmation number is 35225653. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.anadarko.com. A replay of the call will also be available on the website for approximately 30 days following the conference call.

FINANCIAL DATA

Eight pages of summary financial data follow, including current hedge positions and updated financial and production guidance.

(1) See the accompanying table for details of certain items affecting comparability.

(2) See the accompanying table for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measures provide useful information for investors.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2011, the company had approximately 2.54 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to drill, develop and commercially operate the drilling prospects identified in this news release and successfully plan, build and operate an LNG project. See “Risk Factors” in the company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Brian Cain, brian.cain@anadarko.com, 832.636.3404

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Clay Gaspar, clay.gaspar@anadarko.com 832.636.2541

Wayne Rodrigs, wayne.rodrigs@anadarko.com, 832.636.2305

Anadarko Petroleum Corporation

Certain Items Affecting Comparability

	Quarter Ended March 31, 2012
millions except per-share amounts	Before Tax	After Tax	Per Share (diluted)

Unrealized gains (losses) on derivatives, net*	$142	$90	$0.18
Gains (losses) on divestitures, net	(17)	(11)	(0.02)
Impairments, including unproved properties	(53)	(34)	(0.07)
Change in uncertain tax positions (FIN48)	—	12	0.03
Algeria exceptional profits tax settlement	1,804	1,804	3.60
Tronox-related contingent loss	(275)	(175)	(0.35)
Deepwater Horizon settlement and related costs	(8)	(5)	(0.01)

	$1,593	$1,681	$3.36

*

For the quarter ended March 31, 2012, before-tax unrealized gains (losses) on derivatives, net includes $(89) million related to commodity derivatives, $236 million related to other derivatives, and $(5) million related to gathering, processing, and marketing sales.

	Quarter Ended March 31, 2011
millions except per-share amounts	Before Tax	After Tax	Per Share (diluted)

Unrealized gains (losses) on derivatives, net*	$(253)	$(160)	$(0.32)
Tronox damage claim settlement	46	29	0.06
Impairments, including unproved properties	(2)	(2)	—
Deepwater Horizon settlement and related costs	(26)	(17)	(0.04)

	$(235)	$(150)	$(0.30)

*

For the quarter ended March 31, 2011, before-tax unrealized gains (losses) on derivatives, net includes $(313) million related to commodity derivatives, $59 million related to other derivatives, and $1 million related to gathering, processing, and marketing sales.

Reconciliation of GAAP to Non-GAAP Measures

Below are reconciliations of cash provided by operating activities (GAAP) to discretionary cash flow from operations and free cash flow (non-GAAP), and net income (loss) attributable to common stockholders (GAAP) to adjusted net income (loss) (non-GAAP) as required under Regulation G of the Securities Exchange Act of 1934. Management uses discretionary cash flow from operations and free cash flow to demonstrate the Company’s ability to internally fund capital expenditures and to service or incur additional debt. It is useful in comparisons of oil and gas exploration and production companies because it excludes fluctuations in assets and liabilities. Management uses adjusted net income (loss) to evaluate the Company’s operational trends and performance.

	Quarter Ended March 31,
millions	2012	2011

Net cash provided by operating activities	$1,891	$1,289
Add back:
Deepwater Horizon settlement and related costs	(22)	26
Change in accounts receivable	27	251
Change in accounts payable and accrued expenses	258	177
Change in other items—net	(232)	(43)

Discretionary cash flow from operations	$1,922	$1,700

Anadarko Petroleum Corporation

Reconciliation of GAAP to Non-GAAP Measures

	Quarter Ended March 31,
millions	2012	2011

Discretionary cash flow from operations	$1,922	$1,700
Less: Capital expenditures*	1,790	1,587

Free cash flow	$132	$113

*	Includes Western Gas Partners, LP (WES) capital expenditures of $98 million and $317 million for the quarter ended March 31, 2012 and 2011, respectively.

	Quarter Ended March 31, 2012		Quarter Ended March 31, 2011
millions except per-share amounts	After Tax	Per Share (diluted)	After Tax	Per Share (diluted)

Net income (loss) attributable to common stockholders	$2,156	$4.28	$216	$0.43
Less: Certain items affecting comparability	1,681	3.36	(150)	(0.30)

Adjusted net income (loss)	$475	$0.92	$366	$0.73

Presented below is a reconciliation of total debt (GAAP) to net debt (non-GAAP). Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.

millions	March 31, 2012

Total debt	$15,386
Less: Cash and cash equivalents	2,957

Net debt	$12,429

Net debt	$12,429
Stockholders’ equity	20,279

Adjusted capitalization	$32,708

Net debt to adjusted capitalization ratio	38%

Anadarko Petroleum Corporation

(Unaudited)

	Quarter Ended
Summary Financial Information	March 31,
millions except per-share amounts	2012	2011

Consolidated Statements of Income

Revenues and Other

Natural-gas sales	$573	$854
Oil and condensate sales	2,244	1,807
Natural-gas liquids sales	342	333
Gathering, processing, and marketing sales	253	230
Gains (losses) on divestitures and other, net	35	29

Total	3,447	3,253

Costs and Expenses

Oil and gas operating	242	232
Oil and gas transportation and other	240	209
Exploration	244	179
Gathering, processing, and marketing	189	171
General and administrative	269	209
Depreciation, depletion, and amortization	930	985
Other taxes	377	344
Impairments	50	2
Algeria exceptional profits tax settlement	(1,804)	—
Deepwater Horizon settlement and related costs	8	26

Total	745	2,357

Operating Income (Loss)	2,702	896

Other (Income) Expense

Interest expense	186	220
(Gains) losses on commodity derivatives, net	(48)	256
(Gains) losses on other derivatives, net	(236)	(59)
Other (income) expense, net	265	(24)

Total	167	393

Income (Loss) Before Income Taxes	2,535	503

Income Tax Expense (Benefit)	352	266

Net Income (Loss)	$2,183	$237

Net Income Attributable to Noncontrolling Interests	27	21

Net Income (Loss) Attributable to Common Stockholders	$2,156	$216

Per Common Share:

Net income (loss) attributable to common stockholders—basic	$4.30	$0.43
Net income (loss) attributable to common stockholders—diluted	$4.28	$0.43

Average Number of Common Shares Outstanding—Basic	499	497

Average Number of Common Shares Outstanding—Diluted	501	499

Exploration Expense

Dry hole expense	$89	$16
Impairments of unproved properties	60	74
Geological and geophysical expense	35	48
Exploration overhead and other	60	41

Total	$244	$179

Anadarko Petroleum Corporation

(Unaudited)

Summary Financial Information	Quarter Ended March 31,

millions	2012	2011

Cash Flows from Operating Activities

Net income (loss)	$ 2,183	$ 237
Depreciation, depletion, and amortization	930	985
Deferred income taxes	210	73
Dry hole expense and impairments of unproved properties	149	90
Impairments	50	2
(Gains) losses on divestitures, net	17	—
Unrealized (gains) losses on derivatives, net	(142)	253
Deepwater Horizon settlement and related costs*	8	26
Algeria exceptional profits tax settlement	(1,804)	—
Tronox-related contingent loss	275	—
Other	46	34

Discretionary Cash Flow from Operations	1,922	1,700
Deepwater Horizon settlement and related costs	22	(26)
(Increase) decrease in accounts receivable	(27)	(251)
Increase (decrease) in accounts payable and accrued expenses	(258)	(177)
Other items—net	232	43

Net Cash Provided by Operating Activities	$ 1,891	$ 1,289

Capital Expenditures	$ 1,790	$ 1,587

*	Deepwater Horizon settlement and related costs are excluded from discretionary cash flow from operations.

millions	March 31, 2012	December 31, 2011

Condensed Balance Sheets

Cash and cash equivalents	$ 2,957	$ 2,697
Algeria exceptional profits tax settlement	1,458	—
Other current assets	4,299	4,234
Net properties and equipment	38,166	37,501
Other assets	1,816	1,516
Goodwill and other intangible assets	5,825	5,831

Total Assets	$ 54,521	$ 51,779

Current debt	$ 39	$ 170
Other current liabilities	4,858	4,729
Long-term debt	15,347	15,060
Other long-term liabilities	13,113	12,837
Stockholders’ equity	20,279	18,105
Noncontrolling interests	885	878

Total Liabilities and Equity	$ 54,521	$ 51,779

Capitalization

Total debt	$ 15,386	$ 15,230
Stockholders’ equity	20,279	18,105

Total	$ 35,665	$ 33,335

Capitalization Ratios

Total debt	43%	46%
Stockholders’ equity	57%	54%

Anadarko Petroleum Corporation

(Unaudited)

Sales Volumes and Prices

	Average Daily Volumes			Sales Volumes			Average Sales Price
	Natural Gas MMcf/d	Crude Oil & Condensate MBbls/d	NGLs MBbls/d	Natural Gas Bcf	Crude Oil & Condensate MMBbls	NGLs MMBbls	Natural Gas Per Mcf	Crude Oil & Condensate Per Bbl	NGLs Per Bbl
Quarter Ended March 31, 2012
United States	2,416	138	80	220	12	7	$2.60	$105.75	$47.09
Algeria	—	50	—	—	5	—	—	119.57	—
Other International	—	33	—	—	3	—	—	120.64	—

Total	2,416	221	80	220	20	7	$2.60	$111.07	$47.09

Quarter Ended March 31, 2011
United States	2,412	131	76	217	12	7	$3.93	$91.56	$48.86
Algeria	—	55	—	—	5	—	—	98.45	—
Other International	—	26	—	—	2	—	—	101.66	—

Total	2,412	212	76	217	19	7	$3.93	$94.58	$48.86

	Average Daily Volumes MBOE/d	Sales Volumes MMBOE

Quarter Ended March 31, 2012	704	64
Quarter Ended March 31, 2011	690	62

Sales Revenue and Commodity Derivatives

	Sales			Commodity Derivatives Gain (Loss)
	Natural Gas	Crude Oil & Condensate	NGLs	Natural Gas		Crude Oil & Condensate		NGLs
millions				Realized	Unrealized	Realized	Unrealized	Realized	Unrealized
Quarter Ended March 31, 2012
United States	$573	$1,339	$342	$170	$86	$(5)	$(173)	$—	$(2)
Algeria	—	538	—	—	—	(28)	—	—	—
Other International	—	367	—	—	—	—	—	—	—

Total	$573	$2,244	$342	$170	$86	$(33)	$(173)	$—	$(2)

Quarter Ended March 31, 2011
United States	$854	$1,080	$333	$72	$(47)	$(12)	$(275)	$—	$—
Algeria	—	491	—	—	—	(3)	9	—	—
Other International	—	236	—	—	—	—	—	—	—

Total	$854	$1,807	$333	$72	$(47)	$(15)	$(266)	$—	$—

Anadarko Petroleum Corporation

Financial and Operating External Guidance

As of April 30, 2012

	2nd Qtr Guidance			Total Year Guidance

	Units			Units

Total Sales (MMBOE)	64	-	66	258	-	262

Crude Oil (MBbl/d):	235	-	243	237	-	243

United States	154	-	158	155	-	157
Algeria	57	-	58	56	-	58
Other International	24	-	27	26	-	28

Natural Gas (MMcf/d):

United States	2,375	-	2,400	2,320	-	2,340

Natural Gas Liquids (MBbl/d):

United States	77	-	79	80	-	83

	$ / Unit			$ / Unit

Price Differentials vs NYMEX (w/o hedges)

Crude Oil ($/Bbl):	6.00	-	10.00	5.00	-	8.00

United States	2.00	-	4.00	1.00	-	3.00
Algeria	15.00	-	18.00	12.00	-	15.00
Other International	16.00	-	19.00	12.00	-	15.00

Natural Gas ($/Mcf):

United States	(0.10)	-	(0.15)	(0.10)	-	(0.20)

Anadarko Petroleum Corporation

Financial and Operating External Guidance

As of April 30, 2012

	2nd Qtr Guidance			Total Year Guidance

	$ MM			$ MM

Other Revenues:
Marketing and Gathering Margin	55	-	75	240	-	280
Minerals and Other	35	-	45	155	-	180

Costs and Expenses:

	$ / BOE			$ / BOE

Oil & Gas Direct Operating	3.95	-	4.15	4.00	-	4.25
Oil & Gas Transportation/Other	3.70	-	3.95	3.65	-	3.90
Depreciation, Depletion and Amortization	14.50	-	14.80	14.50	-	15.00
Production Taxes (% of Revenue)	11.0%	-	12.0%	10.0%	-	11.0%

	$ MM			$ MM

General and Administrative	290	-	310	1,100	-	1,200
Exploration Expense
Non-Cash	125	-	150	650	-	750
Cash	100	-	120	400	-	450
Interest Expense (net)	195	-	200	770	-	795
Other (Income) Expense	—	-	(20)	195	-	275

Tax Rate:
Algeria (All current)	55%	-	60%	50%	-	55%
Rest of Company (20% Current, 80% Deferred)	40%	-	45%	45%	-	50%

Avg. Shares Outstanding (MM):

Basic	498	-	500	498	-	500
Diluted	502	-	503	501	-	503

	$ MM			$ MM
Capital Investment*

Capital Expenditures	1,600	-	1,750	6,400	-	6,700
Capitalized Interest	45	-	55	195	-	215

*	Excludes Western Gas Partners, LP (WES)

Anadarko Petroleum Corporation

Commodity Hedge Positions (Excluding Natural Gas Basis)

As of April 30, 2012

		Weighted Average Price per MMBtu
	Volume (thousand MMBtu/d)	Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Fixed Price - Financial
2012	1,000	$4.69

Three-Way Collars
2013	450	$4.00	$5.00	$6.57

		Weighted Average Price per barrel

	Volume (MBbls/d)	Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Three-Way Collars
2012
Brent	45	$85.00	$105.00	$125.60
WTI	17	$71.36	$90.91	$113.30

	62	$81.34	$101.22	$122.30

Fixed Price - Financial
2012
Brent	40	$110.10
WTI	20	$101.39

	60	$107.19

Interest Rate Derivatives As of April 30, 2012
Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received

Swap	$ 250 Million	October 2012	October 2022	4.91%	3M LIBOR
Swap	$ 750 Million	October 2012	October 2042	4.80%	3M LIBOR
Swap	$ 750 Million	June 2014	June 2024	6.00%	3M LIBOR
Swap	$ 1,100 Million	June 2014	June 2044	5.57%	3M LIBOR